Exhibit 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-149313 of our report dated April 10, 2008, relating to the consolidated financial statements of YPF SOCIEDAD ANONIMA (“YPF”) (which report expresses an unqualified opinion and includes an explanatory paragraph stating that the accounting principles generally accepted in Argentina vary in certain significant respects from accounting principles generally accepted in the United States of America, that the information relating to the nature and effect of such differences is presented in Notes 13, 14, and 15 to the consolidated financial statements of YPF), and of our report dated April 10, 2008, relating to the effectiveness of YPF’s internal control over financial reporting, both reports appearing in the Annual Report on Form 20-F/A (Amendment No. 2) of YPF for the year ended December 31, 2007.

Buenos Aires, Argentina
October 17, 2008

Deloitte & Co. S.R.L.

/s/ Ricardo C. Ruiz
Ricardo C. Ruiz
Partner